AMN HEALTHCARE ANNOUNCES FIRST QUARTER 2021 RESULTS
Quarterly revenue of $886 million;
GAAP EPS of $1.47 and adjusted EPS of $1.70

DALLAS — AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its first quarter 2021 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q1 2021	% Change Q1 2020
Revenue	$885.9	47%
Gross profit	$288.9	43%
Net income	$70.4	443%
GAAP diluted EPS	$1.47	440%
Adjusted diluted EPS*	$1.70	116%
Adjusted EBITDA*	$140.9	90%

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights
•First quarter revenue and earnings were the highest in company history.
•All reportable segments had higher demand and placement trends over Q4 2020 as overall healthcare utilization rises across acute and non-acute settings.
•Revenue of $886 million was 47% above prior year, with organic growth of 44%. Growth was driven most by nurse and allied staffing along with our language services and vendor management systems businesses.
•Operating cash flow in the quarter was $39 million, and our leverage ratio at quarter end was 2.2 to 1.
•In early April, we completed the acquisition of Synzi Holdings Inc., a virtual care communication platform that expands our solutions for the home health and outpatient care markets.

“We are in extraordinary times for our country and by far the most dynamic in the history of AMN. We want to express our profound gratitude for the way our healthcare professionals and team members are responding when our clients and communities need them most,” said Susan R. Salka, Chief Executive Officer of AMN Healthcare. “Our work in the healthcare community is vital as we are supporting many facets of healthcare delivery during this time of transition. While the pandemic has moved to a later stage, increasing non-COVID patient volumes, high job vacancy rates and heightened burnout are creating significant need. AMN is uniquely positioned to bring technology solutions and talent to help our clients efficiently address these workforce challenges.

“The impact of severe shortages of talent within healthcare will have lasting effects,” Ms. Salka said. “To ensure AMN is well-prepared to continue evolving and delivering on our promise of total talent solutions, we are increasing investments in our team and technologies, in particular our digital capabilities. At the same time, we are making greater investments in building talent solutions for all reaches of the care continuum. Last month, we were thrilled to close the acquisition of Synzi, adding technology-enabled virtual care solutions for the outpatient and home health markets, where more healthcare will be delivered in the future.”

First Quarter 2021 Results
Consolidated revenue for the quarter was $886 million, a 47% increase over prior year and 40% higher than prior quarter. On an organic basis, consolidated revenue was up 44% over prior year. Consolidated revenue in the quarter included approximately $25 million from vaccination-related projects. Net income was $70 million (7.9% of revenue), or $1.47 per diluted share, compared with $13 million (2.2% of revenue), or $0.27 per diluted share, in the same quarter last year. Adjusted diluted EPS in the first quarter was $1.70.

Revenue for the Nurse and Allied Solutions segment was $657 million up 55% year over year and 47% sequentially. Travel nurse staffing revenue grew 74% year over year. Allied division revenue was higher by 17% year over year. Revenue cycle solutions revenue was down more than 30% from prior year though improved by 8% sequentially.

The Physician and Leadership Solutions segment reported revenue of $141 million, up 2% year over year and 27% sequentially. Locum tenens revenue was $86 million, up 9% year over year and 27% sequentially. Year-over-year growth in locums was driven by stronger revenue per day filled, while sequential growth also saw an 18% increase in days filled. Interim leadership revenue was lower by 3% year over year while growing 34% sequentially. Our physician and leadership search businesses had sequential revenue growth of 12% though being 16% lower compared with a year ago.

Technology and Workforce Solutions segment revenue was $89 million for an increase of 120% year over year (up 84% organic), driven by our February 2020 acquisition of Stratus Video, now known as AMN Language Services. Our language services business achieved $41 million revenue in the quarter with growth in new clients and same-client volumes. Our vendor management systems business rode the healthcare staffing market's strength, growing revenue 91% year over year.

Consolidated gross margin was 32.6%, 90 basis points lower year over year and down 30 basis points sequentially. Year over year, the lower gross margin was driven in large part by margin compression in the Nurse and Allied segment and a higher mix of revenue from this segment. The sequential variance stemmed primarily from the segment mix shift driven by Nurse and Allied growth.

Consolidated SG&A expenses were $161 million, or 18.2% of revenue, compared with $146 million, or 24.3% of revenue, in the same quarter last year. SG&A was $155 million, or 24.6% of revenue, in the previous quarter. The year-over-year increase in SG&A costs was driven by higher employee and related expenses. SG&A margin declined due to operating leverage on increased revenue.

Income from operations was $104 million with an operating margin of 11.8%, compared with $36 million and 5.9%, respectively, in the same quarter last year. Adjusted EBITDA was

$141 million, a year-over-year increase of 90%. Adjusted EBITDA margin was 15.9%, representing an increase of 360 basis points year over year.

At March 31, 2021, cash and cash equivalents totaled $78 million. Cash flow from operations was $39 million for the quarter, and capital expenditures were $12 million. The Company ended the quarter with total debt outstanding of $905 million and a leverage ratio of 2.2 to 1 as defined under our credit agreement.

Acquisition of Synzi
In April 2021, we completed the acquisition of Synzi, a full-service virtual care management company, for $42.5 million in cash. Synzi provides virtual care and remote patient monitoring platforms in the home health and outpatient markets. These solutions enable organizations to conduct virtual visits and use secure messaging, text, and email for clinician-to-patient and clinician-to-clinician communications.

“I am excited to welcome the talented Synzi team to the AMN family,” Ms. Salka said. “We believe the combination of the Synzi platform and AMN services will give us a strong offering for post-acute care. Health systems' continuum of care is expanding, and we will use the AMN-Synzi combination to help our clients expand their scope of care.”

Second Quarter 2021 Outlook

Metric	Guidance*
Consolidated revenue	$810 - $830 million
Gross margin	32.4 - 32.8%
SG&A as percentage of revenue	18.6 - 19.0%
Operating margin	10.5 - 11.0%
Adjusted EBITDA margin	14.4 - 14.9%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Revenue in the second quarter of 2021 is expected to be 33-36% higher than prior year. Nurse and Allied Solutions segment revenue is expected to grow 34-37% year over year. Within this segment, we expect travel nurse staffing revenue to be up 30-33% from prior year. Allied revenue is expected to grow by about 38-40% year over year. In the Physician and Leadership Solutions segment, revenue is expected to be up approximately 20% from prior year. Technology and Workforce Solutions segment revenue is expected to increase by 60-65% compared with the year-ago period. Revenue guidance includes approximately $30 million from vaccination-related projects.

Second quarter estimates for certain other financial items include depreciation of $8 million, non-cash amortization expense of $16 million, stock-based compensation expense of $6 million, interest expense of $10 million, integration and other expenses of $3 million, and an adjusted tax rate of 28%.

Conference Call on May 6, 2021
AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare, will host a conference call to discuss its first quarter 2021 financial results and outlook on Thursday, May 6, 2021 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (833) 968-2219 in the U.S. or +1 778-560-2894 internationally and using passcode 5248833. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available starting at 8:00 p.m. Eastern Time on May 6, 2021 and can be accessed until 11:59 p.m. Eastern Time on May 20, 2021 by calling (800) 585-8367 in the U.S. or +1 416-621-4642 internationally, with access code 5248833.

About AMN Healthcare
AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the nation. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language services, revenue cycle solutions, credentialing, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com,

where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

Non-GAAP Measures
This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results/default.aspx. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning the impact and duration of severe talent shortages, the growth opportunity for our total talent solutions, our positioning and ability to serve our clients with our talent solutions, the effect that the COVID-19 pandemic is having on the healthcare market and its job vacancy rates, the impact that the Company's Synzi acquisition will have on the Company's ability to deliver services to the outpatient and home care markets, second quarter 2021 volumes, rates and hours worked for our travel nurse business, second quarter 2021 revenue projections for our travel nurse and allied businesses and each of our Nurse and Allied Solutions, Physician and Leadership Solutions and Technology and Workforce Solutions segments, and our second quarter 2021 guidance for consolidated revenue, gross margin, operating margin, SG&A as a percent of revenue, adjusted EBITDA margin, depreciation expense, non-cash amortization expense, stock-based compensation expense, interest expense, integration and other expenses, and adjusted tax rate. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are also identified by words such as “believe,” "project," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.
The targets and expectations noted in this release depend upon, among other factors, (i) the magnitude and duration of the effects of the COVID-19 pandemic on demand trends, our business, its financial condition and our results of operations, (ii) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (iii) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs, (iv) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs, (v) our ability to manage the pricing impact that the COVID-19 pandemic and consolidation of healthcare delivery organizations may have on our business, (vi) the duration of the period that hospitals and other healthcare entities decrease their utilization of temporary employees, physicians, leaders and other workforce technology applications as a result of the suspension of or restrictions placed on non-essential and elective healthcare as a result of the COVID-19 pandemic, (vii) the duration of the period that individuals may continue to forego non-essential and elective healthcare as “safer at home” restrictions and recommendations lift, (viii) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (ix) our ability to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (x) our ability to consummate and effectively incorporate acquisitions into our business, (xi) the extent to which “shelter-in-place” orders, quarantines and restrictions on travel and mass gatherings that were ordered earlier in the year to slow the spread of the COVID-19 virus may be reinstituted as infection rates continue to climb in many parts of the country, (xii) the extent and duration of the period that a significant spike in unemployment that has resulted from the COVID-19 pandemic will cause an increase in under- and uninsured patients and a corresponding reduction in overall healthcare utilization and demand for our services, (xiii) the extent to which the COVID-19 pandemic may disrupt our operations due to the unavailability of our employees or healthcare professionals due to illness, risk of illness, quarantines, travel restrictions or other factors that limit our existing or potential workforce and pool of candidates, and (xiv) the severity and duration of the impact the COVID-19 pandemic has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered.
    For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2020. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece
Director, Investor Relations
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,		December 31,
	2021	2020	2020
Revenue	$885,945	$602,461	$631,271
Cost of revenue	597,077	400,395	423,732
Gross profit	288,868	202,066	207,539
Gross margin	32.6%	33.5%	32.9%
Operating expenses:
Selling, general and administrative (SG&A)	161,212	146,234	155,210
SG&A as a % of revenue	18.2%	24.3%	24.6%

Depreciation and amortization	23,254	20,089	23,670
Total operating expenses	184,466	166,323	178,880
Income from operations	104,402	35,743	28,659
Operating margin (1)	11.8%	5.9%	4.5%

Interest expense, net, and other (2)	8,944	11,054	22,681

Income before income taxes	95,458	24,689	5,978

Income tax expense (benefit)	25,080	11,724	(3,330)
Net income	$70,378	$12,965	$9,308
Net income as a % of revenue	7.9%	2.2%	1.5%

Other comprehensive income (loss):
Foreign currency translation and other	(24)	(47)	7
Other comprehensive income (loss)	(24)	(47)	7

Comprehensive income	$70,354	$12,918	$9,315

Net income per common share:
Basic	$1.48	$0.27	$0.20
Diluted	$1.47	$0.27	$0.19
Weighted average common shares outstanding:
Basic	47,600	47,359	47,475
Diluted	47,916	47,641	47,781

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	March 31, 2021	December 31, 2020	March 31, 2020
Assets
Current assets:
Cash and cash equivalents	$78,325	$29,213	$97,509
Accounts receivable, net	562,163	376,099	376,528
Accounts receivable, subcontractor	138,367	73,985	75,938
Prepaid and other current assets	51,502	54,438	50,619
Total current assets	830,357	533,735	600,594
Restricted cash, cash equivalents and investments	62,319	61,347	60,873
Fixed assets, net	119,587	116,174	116,718
Operating lease right-of-use assets	74,746	77,735	87,217
Other assets	141,255	135,120	104,829
Goodwill	865,148	864,485	851,459
Intangible assets, net	549,710	564,911	638,443
Total assets	$2,643,122	$2,353,507	$2,460,133

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$271,903	$167,881	175,188
Accrued compensation and benefits	282,981	213,414	153,018
Current portion of notes payable	—	4,688	6,250
Current portion of operating lease liabilities	15,200	15,032	14,634
Deferred revenue	14,999	11,004	12,587
Other current liabilities	13,911	10,938	11,383
Total current liabilities	598,994	422,957	373,060
Revolving credit facility	55,000	—	225,000
Notes payable, net of unamortized fees and premium	841,435	857,961	858,906
Deferred income taxes, net	68,920	67,205	104,262
Operating lease liabilities	74,214	77,800	88,090
Other long-term liabilities	110,499	107,907	61,735
Total liabilities	1,749,062	1,533,830	1,711,053

Commitments and contingencies

Stockholders’ equity:	894,060	819,677	749,080

Total liabilities and stockholders’ equity	$2,643,122	$2,353,507	$2,460,133

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended
	March 31,		December 31,
	2021	2020	2020

Net cash provided by operating activities	$39,131	$51,365	$39,845
Net cash provided by (used in) investing activities	2,794	(492,137)	(9,714)
Net cash provided by (used in) financing activities	24,767	456,126	(55,071)
Effect of exchange rates on cash	(24)	(47)	7
Net increase (decrease) in cash, cash equivalents and restricted cash	66,668	15,307	(24,933)
Cash, cash equivalents and restricted cash at beginning of period	83,990	153,962	108,923
Cash, cash equivalents and restricted cash at end of period	$150,658	$169,269	$83,990

AMN Healthcare Services, Inc.
Non-GAAP Reconciliation Tables
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,		December 31,
	2021	2020	2020
Reconciliation of Non-GAAP Items:

Net income	$70,378	$12,965	$9,308
Income tax expense (benefit)	25,080	11,724	(3,330)
Income before income taxes	95,458	24,689	5,978
Interest expense, net, and other (2)	8,944	11,054	22,681
Income from operations	104,402	35,743	28,659
Depreciation and amortization	23,254	20,089	23,670
Depreciation (included in cost of revenue) (3)	471	145	440
Share-based compensation	9,287	4,927	5,419
Acquisition, integration, and other costs (4)	3,502	13,077	31,106
Adjusted EBITDA (5)	$140,916	$73,981	$89,294

Adjusted EBITDA margin (6)	15.9%	12.3%	14.1%

Net income	$70,378	$12,965	$9,308
Adjustments:
Amortization of intangible assets	15,201	13,431	15,746
Acquisition, integration, and other costs (4)	3,502	13,077	31,106
Fair value changes of equity investments and instruments (2)	(1,271)	1,298	—
Debt financing related costs	158	—	11,513
Tax effect on above adjustments	(4,574)	(7,230)	(15,175)
Tax effect of COLI fair value changes (7)	(1,086)	5,255	(2,403)
Excess tax benefits related to equity awards (8)	(676)	(1,221)	(813)
Restructuring tax benefits (9)	—	—	(1,615)
Adjusted net income (10)	$81,632	$37,575	$47,667

GAAP diluted net income per share (EPS)	$1.47	$0.27	$0.19
Adjustments	0.23	0.52	0.81
Adjusted diluted EPS (11)	$1.70	$0.79	$1.00

AMN Healthcare Services, Inc.
Supplemental Segment Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended
	March 31,		December 31,
	2021	2020	2020
Revenue
Nurse and allied solutions	$656,661	$424,346	$447,802
Physician and leadership solutions	140,756	137,842	111,042
Technology and workforce solutions	88,528	40,273	72,427
	$885,945	$602,461	$631,271

Segment operating income (12)
Nurse and allied solutions	$101,530	$59,608	$58,299
Physician and leadership solutions	21,216	14,569	16,910
Technology and workforce solutions	42,089	15,295	30,398
	164,835	89,472	105,607
Unallocated corporate overhead (13)	23,919	15,491	16,313
Adjusted EBITDA (5)	$140,916	$73,981	$89,294

Gross Margin
Nurse and allied solutions	26.9%	28.5%	26.7%
Physician and leadership solutions	37.0%	36.7%	37.1%
Technology and workforce solutions	67.7%	75.7%	64.5%

Operating Data:
Nurse and allied solutions
Average healthcare professionals on assignment (14)	12,091	11,411	10,084

Physician and leadership solutions
Days filled (15)	40,105	40,284	34,086
Revenue per day filled (16)	$2,153	$1,968	$2,001

	As of March 31,		As of December 31,
	2021	2020	2020
Leverage ratio (17)	2.2	3.1	2.6

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosure
Reconciliation of Guidance Operating Margin to Guidance
Adjusted EBITDA Margin
(unaudited)

	Three Months Ended
	June 30, 2021
	Low(18)	High(18)

Operating margin	10.5%	11.0%
Depreciation and amortization	2.9%	2.9%
EBITDA margin	13.4%	13.9%
Share-based compensation	0.7%	0.7%
Acquisition, integration, and other costs	0.3%	0.3%
Adjusted EBITDA margin	14.4%	14.9%

(1)Operating margin represents income from operations divided by revenue.
(2)Changes in the fair value of equity investments and instruments are recognized in interest expense, net, and other. Since the changes in fair value are unrelated to the Company’s operating performance, we exclude the impact from the calculation of adjusted net income and adjusted diluted EPS.
(3)A portion of depreciation expense for AMN Language Services (formerly known as Stratus Video, which was acquired in February 2020 and has since been rebranded) is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(4)Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, extraordinary legal expenses, and restructuring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. Acquisition, integration, and other costs for the three months ended March 31, 2020 include advisory fees contingent upon closing of the Stratus Video acquisition of $5,000,000. Acquisition, integration, and other costs for the three months ended December 31, 2020 include a net increase in the fair value of contingent consideration liabilities for recently acquired companies of $6,600,000 and extraordinary legal expenses of approximately $20,000,000. The extraordinary legal expenses primarily relate to an increase to the Company’s legal reserve during the fourth quarter of 2020 for a wage and hour claim.
(5)Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, restructuring expenses, extraordinary legal expenses, and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(6)Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(7)The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(8)The consolidated effective tax rate is affected by the recording of excess tax benefits and tax deficiencies relating to equity awards vested and exercised during the period. As a result of the adoption of a new accounting pronouncement on January 1, 2017, the Company no longer records excess tax benefits and tax deficiencies to additional paid-in capital, but such excess tax benefits and tax deficiencies are now recognized in income tax expense. The magnitude of the impact of excess tax benefits and tax deficiencies generated in the future, which may be favorable or unfavorable, is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest or exercise in relation to the fair value of the awards on the grant date or the exercise behavior of the Company’s stock appreciation rights holders. Since these excess tax benefits and tax deficiencies are largely unrelated to our income before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.
(9)The Company recorded a restructuring tax benefit during the three months ended December 31, 2020, which was related to the acquisition of Stratus Video. Since this benefit is largely unrelated to our income before taxes and is unrepresentative of our normal effective tax rate, we excluded its impact in the calculation of adjusted net income and adjusted diluted EPS.
(10)Adjusted net income represents GAAP net income excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) extraordinary legal expenses, (D) changes in fair value of equity investments and instruments, (E) deferred financing related costs, (F) tax effect, if any, of the foregoing adjustments, (G) excess tax benefits and tax deficiencies relating to equity awards vested and exercised since January 1, 2017, and (H) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance, and (I) restructuring tax benefits. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income.
(11)Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(12)Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, and share-based compensation.
(13)Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs.
(14)Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(15)Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(16)Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(17)Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.
(18)Guidance percentage metrics are approximate.